Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-178119

Campbell Soup Company

July 30, 2012

TERM SHEET

Floating Rate Notes due 2014

Issuer:	Campbell Soup Company
Issue Ratings:	A2 (Moody’s) / BBB+ (S&P) / A- (Fitch)
Principal Amount:	$400,000,000
Security Type:	SEC Registered Senior Unsecured Notes
Maturity:	August 1, 2014
Interest Rate:	3-month U.S. dollar LIBOR plus 0.30%
Spread to LIBOR:	+30 bps
Designated LIBOR page:	Reuters Page LIBOR01
Initial Interest Rate:	3-month U.S. dollar LIBOR plus 0.30%, as determined on July 31, 2012
Public Offering Price:	100.000%
Interest Payment Dates:	The 1st day of each February, May, August and November
First Interest Payment Date:	November 1, 2012
Interest Reset Dates:	February 1, May 1, August 1, and November 1
Settlement:	T+3 (August 2, 2012)
Special Redemption:	At 101%, if Campbell Soup Company’s acquisition of BF Bolthouse Holdco LLC has not closed by January 29, 2013, or such earlier date as the merger agreement is terminated
Day Count:	Actual/360
CUSIP / ISIN:	134429 AX7/ US134429AX76
Joint Book-Running Managers:	Morgan Stanley & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp.

2.500% Notes due 2022

Issuer:	Campbell Soup Company
Issue Ratings:	A2 (Moody’s) / BBB+ (S&P) / A- (Fitch)
Principal Amount:	$450,000,000
Security Type:	SEC Registered Senior Unsecured Notes
Maturity:	August 2, 2022
Coupon:	2.500%
Public Offering Price:	99.342%
Yield to Maturity:	2.575%
Spread to Benchmark Treasury:	+108 bps
Benchmark Treasury:	1.750% due May 15, 2022
Treasury Yield:	1.495%
Coupon Dates:	The 2nd day of each February and August
First Coupon:	February 2, 2013

Settlement:	T+3 (August 2, 2012)
Optional Redemption:	Make-Whole Call at Adjusted Treasury Rate +20 bps
Day Count:	30/360
CUSIP / ISIN:	134429 AY5/ US134429AY59
Joint Book-Running Managers:	Morgan Stanley & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp.

3.800% Notes due 2042

Issuer:	Campbell Soup Company
Issue Ratings:	A2 (Moody’s) / BBB+ (S&P) / A- (Fitch)
Principal Amount:	$400,000,000
Security Type:	SEC Registered Senior Unsecured Notes
Maturity:	August 2, 2042
Coupon:	3.800%
Public Offering Price:	99.185%
Yield to Maturity:	3.846%
Spread to Benchmark Treasury:	+128 bps
Benchmark Treasury:	3.125% due February 15, 2042
Treasury Yield:	2.566%
Coupon Dates:	The 2nd day of each February and August
First Coupon:	February 2, 2013
Settlement:	T+3 (August 2, 2012)
Optional Redemption:	Make-Whole Call at Adjusted Treasury Rate +20 bps
Special Redemption:	At 101%, if Campbell Soup Company’s acquisition of BF Bolthouse Holdco LLC has not closed by January 29, 2013, or such earlier date as the merger agreement is terminated
Day Count:	30/360
CUSIP / ISIN:	134429 AZ2/ US134429AZ25
Joint Book-Running Managers:	Morgan Stanley & Co. LLC Barclays Capital Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll free at 1-866-718-1649, Barclays Capital Inc. toll free at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com, J.P. Morgan Securities LLC collect at 1-212-834-4533, or BNP Paribas Securities Corp. toll free at 1-800-854-5674.

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